Exhibit 99.1

News Release

CDI Corp. Reports Fourth Quarter and Full Year 2005 Financial Results and Announces Dividend

Philadelphia (March 1, 2006) - CDI Corp. (NYSE:CDI) today reported earnings for the fourth quarter and for the full year ended December 31, 2005 and announced a quarterly cash dividend. In addition, the company announced that it expects to report a material weakness in internal control over financial reporting. All information contained in this news release is subject to the completion of the annual audit by the company’s independent public accountants.

In compiling the company’s results for the quarter ended December 31, 2005, management identified and corrected certain errors that had occurred in previous financial periods. Revenue and direct margin for the fourth quarter were reduced by $1.4 million from the write down of certain receivables while expenses were increased by $0.1 million thereby reducing pre-tax earnings for the quarter by $1.5 million. Management has evaluated the qualitative and quantitative impact of these corrections in accordance with generally accepted accounting principles and has determined that the effect on the current year and any previous period is not material to the company’s consolidated financial statements taken as a whole. The company has recorded the correction of these errors in the fourth quarter of 2005. The aforementioned errors resulted in the overstatement of pre-tax income to the following segments in the periods indicated:

	(In millions)
	Business Solutions	AndersElite	CDI Total
Nine months ended September 30, 2005	$0.1	$0.2	$0.3
Year ended December 31, 2004	0.1	0.1	0.2
Year ended December 31, 2003	1.0	—	1.0

Total	$1.2	$0.3	$1.5

These corrections relate primarily to accounts receivable and were caused by inadequate account reconciliation and analysis practices and procedures employed by the company in prior periods. As a result, management expects to report a material weakness in internal control over financial reporting as of December 31, 2005 when it completes the assessment required by Section 404 of the Sarbanes-Oxley Act.

Financial Results

For the quarter ended December 31, 2005, the company reported net earnings of $3.3 million, or $0.16 per diluted share, on revenues of $290.7 million. These net earnings were reduced by the aforementioned fourth quarter pre-tax adjustments of $1.5 million ($1.1 million, net of tax, or $0.05 per diluted share). In the fourth quarter, revenue and direct margin were reduced by $1.4 million from the write down of certain receivables while expenses were increased by $0.1 million.

For the year ended December 31, 2005, the company reported net earnings of $13.8 million or $0.69 per diluted share on revenues of $1.13 billion.

The company also announced a quarterly dividend of $0.11 per share to be paid on March 29, 2006 to all shareholders of record as of March 15, 2006.

“We were pleased with our 2005 full year revenue growth of 8.5% and the revenue momentum which continued to build in the fourth quarter as revenue increased by 11.3% versus the year-ago quarter,” said President and Chief Executive Officer Roger H. Ballou. “This momentum was fueled by the ramp-up of our previously-disclosed account win in our IT services vertical as well as by other key wins across many of our business units and by continued strength in basic demand fundamentals such as job order flow and capital spending by clients.

“While we are pleased with the overall momentum of our business, we are very disappointed that accounting errors occurred in prior periods resulting in approximately $1.5 million in charges to pre-tax earnings during the quarter. Our fourth quarter pre-tax results were also affected by approximately $0.4 million due to the impact the Gulf Coast hurricanes. Additionally, our fourth quarter results were affected by expenses due to increased financial control and compliance spending of approximately $0.3 million.

“We also incurred start-up costs of approximately $0.4 million associated with two major account wins which should produce profitable revenues in future quarters.”

In addition, effective December 31, 2005, the company adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations”. The company increased its leasehold improvements asset by $0.3 million and also recognized a liability of $0.5 million. This resulted in a non-cash pre-tax cumulative effect charge of $0.2 million in the fourth quarter.

Business Segment Discussion

The Business Solutions segment reported fourth quarter year-over-year growth of 8.6% on revenue of $186.7 million due to strong momentum in the domestic Process & Industrial vertical and continued strength in Canadian operations. Fourth quarter revenue and direct margin were reduced by $1.1 million from the write down of certain receivables and expenses were increased by $0.1 million. In addition, pre-tax operating profit was negatively affected by the previously-mentioned hurricanes and new account start up expenses.

U.K.-based AndersElite reported fourth quarter year-over-year revenue growth of 9.0% due to continued strength in contract and permanent placement revenues partially offset by unfavorable currency exchange fluctuation of approximately 6.0%. Fourth quarter direct margin and operating profits were reduced by $0.3 million from the write down of certain receivables. However, operating profits increased to $0.7 million due primarily to continued improvement in sales and recruiter productivity.

Todays Staffing reported continued solid revenue gains as fourth quarter revenue increased 24.1% compared to the year-ago quarter and was fueled by growth in both retail and strategic accounts. Operating profits more than tripled compared to the same period last year, as sales and recruiting personnel continued to improve productivity.

Management Recruiters International, Inc.’s (MRI) fourth quarter revenue increased by 21.7% on a year-over-year basis due to strong growth in royalties and solid growth in franchise sales and staffing revenues. Operating profits increased to $4.5 million due to an increase in franchise royalty revenue which, by its nature, is highly leveraged.

Sequential and year-over-year data for the business segments can be found in the attached tables.

Corporate Summary

Corporate overhead costs for the fourth quarter decreased by 13.7% vs. the prior year period driven by decreased spending on legal expenses partially offset by increases in corporate compliance and financial control spending.

The effective tax rate for the fourth quarter of 2005 was 30.1%. This rate was favorably impacted by the recognition of net deferred tax benefits resulting principally from the implementation of tax planning strategies during the fourth quarter of 2005.

“CDI ended the year with approximately $13.4 million in cash and cash equivalents,” said Ballou. “Additionally during the quarter, we repaid our short-term debt of $6.1 million from our credit facility. We continue to have significant debt capacity, if necessary, to fund potential higher working capital requirements driven by new business ramp ups, capital spending and potential acquisitions.”

Business Outlook

“We are encouraged by our underlying business momentum and the relatively strong overall business environment,” said Ballou. “Looking ahead, our strong pipeline of new business wins, continued strength in demand for both temporary and full-time hiring and continued strength in capital spending in our key verticals could produce organic revenue growth in the range of 10 to 12% for 2006. On a year-over-year basis, we anticipate revenue growth for the first quarter of 2006 to be in the range of 11 to 13%.

“On January 1, 2006, we adopted the accounting for our stock-based compensation plans as required by SFAS No. 123(R). The change in accounting, plus the effect of additional awards which we expect to grant this year, will result in an estimated increase of $1.3 million in stock-based compensation expenses for 2006.

“Our business model is sound and we should be able to generate low to mid-teen variable contribution margins on these incremental sales in the first quarter and throughout 2006.”

Financial Tables Follow

Conference Call/Webcast

CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information

Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing. Its operating units include CDI Business Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements can be identified by words like “anticipates,” “believes,” “expects,” “may,” “will,” “could,” “intends,” “plans,” “estimates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements depending on a variety of factors, including the following: changes in general economic conditions and levels of capital spending by customers in the industries we serve; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin, duration of assignment and utilization rate applicable to our billable personnel; competitive market pressures; the availability of qualified labor; changes in customers’ attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; our ability to pass onto customers increases in our costs (such as those relating to workers’ compensation insurance or which may arise from regulatory requirements); our performance on our customer contracts; the possibility of our incurring liability for our activities, including the activities of our temporary employees; and government policies or judicial decisions adverse to the staffing industry. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the “Risk Factors” section of our Form 10-K’s and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Form 10-K ‘s and Form 10-Q’s. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise.

Contacts:

Vincent Webb

Vice President, Corporate Communications & Marketing

215-636-1240

Vince.Webb@cdicorp.com

Mark Kerschner

Chief Financial Officer

215-636-1105

Mark.Kerschner@cdicorp.com

###

CDI CORP. AND SUBSIDIARIES

Consolidated Statements of Earnings

Unaudited

(in thousands, except per share data)

	For the three months ended
	December 31,		September 30, 2005	For the year ended December 31,
	2005	2004		2005	2004
Revenues	$290,724	$261,229	$290,530	$1,133,584	$1,045,207
Cost of services	223,322	202,150	222,395	871,016	799,813

Gross profit	67,402	59,079	68,135	262,568	245,394
Operating and administrative expenses	62,580	66,491	61,207	241,432	237,520
Restructuring	(126)	(200)	—	(126)	(200)
Gain on sale of assets	—	—	—	(420)	(1,295)

Operating profit (loss)	4,948	(7,212)	6,928	21,682	9,369
Interest income, net and other	(16)	(85)	(45)	(307)	(528)

Earnings (loss) before income taxes and cumulative effect of accounting change	4,964	(7,127)	6,973	21,989	9,897
Income tax expense (benefit)	1,492	(3,456)	2,800	8,032	2,369

Net earnings (loss) before cumulative effect of accounting change	3,472	(3,671)	4,173	13,957	7,528
Cumulative effect of accounting change, net of tax	152	—	—	152	—

Net earnings (loss)	$3,320	$(3,671)	$4,173	$13,805	$7,528

Diluted earnings (loss) per share:
Net earnings (loss) from continuing operations	$0.17	$(0.19)	$0.21	$0.70	$0.38
Cumulative effect of accounting change	(0.01)	—	—	(0.01)	—

Net earnings (loss)	$0.16	$(0.19)	$0.21	$0.69	$0.38

Diluted number of shares	20,038	19,681	19,975	19,940	19,966

	December 31,		September 30,
	2005	2004	2005
Selected Balance Sheet Data:
Cash and cash equivalents	$13,407	$32,716	$12,284
Accounts receivable, net	232,365	192,145	229,630
Current assets	259,755	242,628	254,777
Total assets	379,494	359,019	373,649
Current liabilities	97,766	83,623	95,959
Shareholders’ equity	271,478	267,190	270,837

	December 31,		September 30, 2005	For the year ended December 31,
	2005	2004		2005	2004
Selected Cash Flow Data:
Depreciation expense	$2,690	$2,368	$2,547	$10,300	$9,618
Capital expenditures	3,503	2,744	5,682	15,698	7,798
Dividends paid (a)	2,181	2,168	2,175	8,696	47,267
Free Cash Flow:
Net cash flow from operating activities	$7,165			$2,118
Less: capital expenditures	(3,503)			(15,698)
Less: dividend paid	(2,181)			(8,696)

Free cash flow generated (used) in the quarter and year ended December 31, 2005	$1,481			$(22,276)

	For the three months ended
	December 31,		September 30, 2005	For the year ended December 31,
	2005	2004		2005	2004
Selected Earnings and Other Financial Data:
Revenues	$290,724	$261,229	$290,530	$1,133,584	$1,045,207
Gross profit	67,402	59,079	68,135	262,568	245,394
Gross profit margin	23.2%	22.6%	23.5%	23.2%	23.5%
Operating and administrative expenses as a percentage of revenue	21.5%	25.5%	21.1%	21.3%	22.7%
Corporate expenses	4,579	5,308	4,458	17,270	16,763
Corporate expenses as a percentage of revenue	1.6%	2.0%	1.5%	1.5%	1.6%
Operating profit (loss) margin	1.7%	(2.8)%	2.4%	1.9%	0.9%
Effective income tax rate	30.1%	48.5%	40.2%	36.5%	23.9%
After-tax return on shareholders’ equity (b)	N/A	N/A	N/A	5.1%	2.7%

	For the three months ended
	December 31,		September 30, 2005	For the year ended December 31,
	2005	2004		2005	2004
Selected Segment Data:
Business Solutions
Revenues	$186,730	$171,912	$187,518	$737,755	$700,831
Gross profit	35,463	30,940	36,138	138,681	133,851
Gross profit margin	19.0%	18.0%	19.3%	18.8%	19.1%
Operating profit (loss)	2,603	(2,731)	5,002	14,694	11,681
Operating profit (loss) margin	1.4%	(1.6)%	2.7%	2.0%	1.7%
AndersElite
Revenues	$46,981	$43,108	$48,933	$184,419	$166,062
Gross profit	10,446	9,642	12,294	44,968	40,040
Gross profit margin	22.2%	22.4%	25.1%	24.4%	24.1%
Operating profit (loss)	705	(600)	2,583	6,144	2,456
Operating profit (loss) margin	1.5%	(1.4)%	5.3%	3.3%	1.5%
Todays Staffing
Revenues	$39,728	$32,007	$38,418	$149,147	$122,262
Gross profit	9,657	8,415	9,357	36,779	32,713
Gross profit margin	24.3%	26.3%	24.4%	24.7%	26.8%
Operating profit	1,696	434	1,237	3,588	2,165
Operating profit margin	4.3%	1.4%	3.2%	2.4%	1.8%
Management Recruiters International
Revenues	$17,285	$14,202	$15,661	$62,263	$56,052
Gross profit	11,836	10,082	10,346	42,140	38,790
Gross profit margin	68.5%	71.0%	66.1%	67.7%	69.2%
Operating profit (c)	4,523	993	2,564	14,106	9,830
Operating profit margin	26.2%	7.0%	16.4%	22.7%	17.5%

	For the three months ended
	December 31,		September 30, 2005	For the year ended December 31,
	2005	2004		2005	2004
Business Solutions Revenue by Vertical:
CDI Information Technology Services	$69,017	$66,830	$67,097	$265,434	$279,895
CDI Process and Industrial	81,926	72,104	85,286	333,943	277,031
CDI Aerospace	20,949	19,253	20,782	82,515	85,996
CDI Government Services	12,921	11,009	12,025	47,495	48,669
CDI Life Sciences	1,917	2,716	2,328	8,368	9,240

Total Business Solutions Revenue	$186,730	$171,912	$187,518	$737,755	$700,831

(a)	The twelve months ended December 31, 2004 included a special dividend of $2.00 per share or $39.4 million.

(b)	Current quarter combined with the three preceding quarters earnings or (loss) from operations after income taxes divided by the average shareholders’ equity.

(c)	The twelve months operating profits in 2004 include a $1.3 million gain from the sale of an MRI company-owned office.